Exhibit 9

Rule 10b5-1 Purchase Plan

This Rule 10b5-1 Purchase Plan is entered into on December 20, 2024 (this “Purchase Plan”) between American Entertainment Properties Corp., a Delaware corporation (“Purchaser”), and Jefferies LLC (“Broker”), acting as agent for Purchaser.

Recitals

A.           This Purchase Plan is entered into between Purchaser and Broker for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B.            Purchaser is establishing this Purchase Plan in order to acquire common units representing limited partner interests (the “Units”) of CVR Partners, LP (the “Issuer”).

Article I

Purchaser’s Representations, Warranties and Covenants

Purchaser represents, warrants and covenants to Broker as follows:

1.1.          As of the date hereof, Purchaser is not aware of any material nonpublic information concerning the Issuer or its securities. Purchaser is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade compliance with the Federal securities laws. Purchaser agrees to act in good faith with respect to this Purchase Plan at all times while this Purchase Plan is in effect.

1.2.          Purchaser agrees that Purchaser shall not, directly or indirectly, communicate any material nonpublic information relating to the Units or the Issuer to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing this Purchase Plan at any time while this Purchase Plan is in effect. Broker acknowledges that affiliates of Purchaser may from time to time provide material nonpublic information that may include material nonpublic information relating to the Units or the Issuer to other employees of Broker not involved in executing this Purchase Plan in connection with other services provided by Broker affiliates of Purchaser, and that Broker has an “information wall” policy in place to prevent such information from being shared with the traders involved in the execution of this Purchase Plan. Any notice given to Broker pursuant to this Purchase Plan shall be given in accordance with Section 5.5.

1.3.          (a)           Purchaser is not subject to the Issuer’s insider trading policies and there are no legal, contractual or regulatory restrictions applicable to Purchaser or Purchaser’s affiliates as of the date of this representation that would prohibit Purchaser from entering into this Purchase Plan or prohibit any purchase pursuant to this Purchase Plan.

(b)           Purchaser agrees to notify Broker's compliance office as set forth in Section 5.5 below as soon as practicable if Purchaser becomes aware of the occurrence of any legal, contractual or regulatory restriction that is applicable to Purchaser or Purchaser’s affiliates, including, without limitation, any restriction related to a merger or acquisition or a securities offering, and that would prohibit any purchase pursuant to this Purchase Plan (other than any such restriction relating to Purchaser’s possession or alleged possession of material nonpublic information about the Issuer or its securities). Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Purchaser and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Broker.

1.4.           The execution and delivery of this Purchase Plan by Purchaser and the transactions contemplated by this Purchase Plan has been duly authorized by Purchaser and will not (a) contravene any provision of applicable law or any agreement or other instrument binding on Purchaser or any of Purchaser’s affiliates, including any insider trading policies or procedures of the Issuer, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Purchaser or Purchaser’s affiliates or (b) require the consent or approval of any third party, including the Issuer.

1.5.           Purchaser has consulted with Purchaser’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, Purchaser’s adoption and implementation of this Purchase Plan. Broker has made no representation and has no obligation with respect to whether this Purchase Plan or the transactions contemplated hereby conform to the laws of any particular state or qualify for the affirmative defense provided by Rule 10b5-1. Purchaser acknowledges that Broker is not acting as a fiduciary of or an advisor to Purchaser.

1.6.          (a)           As of the date hereof, Purchaser has no other outstanding contract, instruction or plan that is intended to qualify for the affirmative defense under Rule 10b5-1(c)(1) for purchases or sales of the Issuer’s securities, including the Units, on the open market (a “Rule 10b5-1 Plan”).

(b)           Purchaser agrees, until this Purchase Plan has been terminated, that Purchaser shall not (i) enter into a binding contract with respect to the purchase or sale of Units with another broker, dealer or financial institution, (ii) instruct another Financial Institution to purchase or sell Units or (iii) adopt a separate Rule 10b5-1 Plan for trading with respect to the Units other than this Purchase Plan.

1.7.          (a)           Purchaser shall be solely responsible for compliance with all statutes, rules and regulations applicable to Purchaser with respect to the transactions contemplated hereby, including, without limitation, reporting and filing requirements, and agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Purchaser.

(b)           Purchaser agrees that Purchaser shall at all times during the Plan Purchase Period (as defined below), in connection with the performance of this Purchase Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

1.8.           Purchaser acknowledges and agrees that Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Units pursuant to this Purchase Plan.

1.9           While this Purchase Plan is in effect, Purchaser agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Purchase Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Units) and agrees not to alter or deviate from the terms of this Purchase Plan.

Article II
Implementation of the Purchase Plan

2.1.          Purchaser hereby appoints Broker as its agent to purchase Units as described on Exhibit A of this Purchase Plan (“Trading Formula”). Subject to such terms and conditions, Broker hereby accepts such appointment. Broker agrees to conduct all purchases pursuant to this Purchase Plan consistent with paragraphs (b)(2), (b)(3) and (b)(4) Rule 10b-18 under the Exchange, assuming Broker’s purchases are the only purchases being made by Purchaser or any affiliated purchaser. Purchaser agrees that it shall not take, nor permit any person or entity under its control to take, any action that could jeopardize compliance with Rule 10b-18.

2.2.          Broker is authorized to begin purchasing Units pursuant to this Purchase Plan on January 20, 2025 and shall cease purchasing Units on the earliest to occur of (i) the date on which Broker is required to suspend or terminate purchases under this Purchase Plan pursuant to Section 3.1 below, (ii) the date on which Broker receives notice of the dissolution of Purchaser, (iii) the date on which Broker receives notice that the Issuer or any other person has publicly announced a tender or exchange offer with respect to the Units or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Units are to be exchanged or converted into securities of another company, (iv) the date on which Broker receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by Purchaser’s bankruptcy or insolvency, (v) the date that the aggregate number of Units purchased pursuant to this Purchase Plan reaches 320,000 Units (the “Total Purchase Amount”), and (vi) June 1, 2025 (any such date, the “Termination Date"). The period of time between the commencement of purchases and the Termination Date shall be the “Plan Purchase Period.”

2.3.          (a)           During the Plan Purchase Period, Broker shall purchase the Units in accordance with Exhibit A at such times, at such prices and in such quantities as Broker determines to be appropriate in accordance with the terms of this Purchase Plan.

(b)           Subject to the restrictions set forth in Section 2.1 above, Broker shall purchase Units under ordinary principles of best execution at the then-prevailing market price.

(c)           Broker shall, on the same day on each day on which a purchase of Units is made (a “Purchase Day”), provide the individuals identified in Section 5.5(c) below with the amount of Units purchased, the purchase prices of such purchase and such other information as they may reasonably require in order to permit timely compliance by Purchaser or its affiliates, as applicable, with the requirements of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(d)          The Total Purchase Amount shall be adjusted automatically on a proportionate basis to take into account any unit split, reverse unit split or unit dividend with respect to the Units or any change in capitalization with respect to the Issuer that occurs during the Plan Purchase Period. Purchaser shall promptly advise Broker of any such event.

2.4.          Broker shall suspend the purchase of Units hereunder at any time when:

(i)             Broker, in its sole discretion, has determined that a market disruption, banking moratorium, trading suspension, outbreak or escalation of hostilities or other crisis or calamity has occurred that, in Broker’s judgment, make it impracticable for Broker to effect purchases of the Units; or

(ii)            Broker, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Purchaser or Purchaser’s affiliates; or

(iii)           Broker, in its sole discretion, has determined that to do so would materially impact the trading price for the Units; or

(iv)           Broker has received notice from the Purchaser of the occurrence of any event contemplated by Section 1.3(a) above; or

(v)            Broker has received notice from Purchaser to suspend or terminate the Purchase Plan in accordance with Section 3.1(a) below.

Following a suspension under this Section 2.4, Broker shall resume purchases in accordance with this Purchase Plan as promptly as practicable after Broker determines, in its sole discretion, that purchases may be resumed. Upon the resumption of trading following a suspension, (i) any trades for which the Trading Formula specifies a purchase period end date that occurred during the suspension shall be deemed to have expired as of such end date, and (ii) any trades for which the Trading Formula specifies a purchase period start date that occurred during the suspension shall be placed as soon as practicable for the balance of time remaining until the purchase period end date applicable to such trade. All other trades shall be placed as originally indicated in this Purchase Plan.

2.5.          Purchaser will pay for the Units purchased under this Purchase Plan on the normal settlement date. Purchaser agrees to deliver cash required to fund purchases pursuant to this Purchase Plan into an account at Broker in the name of and for the benefit of Purchaser (the “Plan Account”) prior to the settlement of Units purchased under this Purchase Plan.

2.6.          Broker may purchase Units on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Purchaser agrees that if Broker is a market maker in the Units at the time that any purchase is to be made under this Purchase Plan, Broker may, at its sole discretion, sell Units to Purchaser in its capacity as market maker.

Article III
Termination; Amendment of Purchase Plan

3.1.          (a)          This Purchase Plan may be suspended or terminated by Purchaser or Broker at any time upon one day prior written notice sent to Broker or Purchaser, as the case may be, by telephone or by email at the telephone number or email address set forth in Section 5.5 below. Purchaser agrees that Purchaser shall not suspend or terminate this Purchase Plan except upon consultation with Purchaser’s own legal advisors.

(b)          This Purchase Plan shall be suspended if Broker receives notice of the occurrence of any event contemplated by Section 1.3(b) above.

3.2.          Purchaser agrees that Broker will execute this Purchase Plan in accordance with its terms and will not be required to suspend or terminate any purchases of the Units unless Broker has received notice in accordance with Section 3.1 above at least two days prior to the date on which this Purchase Plan is to be suspended or terminated.

3.3.          This Purchase Plan may be amended by Purchaser only upon the written consent of Broker and receipt by Broker of a certificate, dated as of the date of such amendment, signed by Purchaser certifying that the representations and warranties of Purchaser contained in this Purchase Plan are true at and as of the date of such certificate as if made at and as of such date. Purchaser agrees that this Purchase Plan may not be amended to the extent that such amendment would change the amount, price or timing of the purchase or sale of the Units.

Article IV
Indemnification; Limitation of Liability

4.1.          Purchaser agrees to indemnify and hold harmless Broker and its directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim): (i) arising out of or attributable to actions taken or not taken by any of them under this Purchase Plan, except in the case of any claims, losses, damages or liabilities resulting from Broker’s gross negligence, recklessness, bad faith or willful misconduct; (ii) arising out of or attributable to any breach by Purchaser of this Purchase Plan (including Purchaser’s representations and warranties); or (iii) any violation by Purchaser of applicable laws or regulations. This indemnification will survive termination of this Purchase Plan.

4.2.          Notwithstanding any other provision of this Purchase Plan, neither Broker nor any of its directors, officers, employees, agents or affiliates shall be liable to Purchaser or any other person or entity: (i) as a result of actions taken or not taken by any of them under this Purchase Plan, except in the case of a liability resulting from Broker’s gross negligence or willful misconduct; (ii) for special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, including without limitation lost profits or lost savings, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (iii) for any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond Broker’s reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.”

Article V
General

5.1.          Purchases of Units effected under this Purchase Plan will settle on a normal settlement basis plus any commission to be paid to Broker, provided that any commission hereunder shall not be greater than as set forth in the attached schedule.

5.2.          [Intentionally Omitted]

5.3.          Purchaser and Broker acknowledge and agree that this Purchase Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

5.4.         This Purchase Plan constitutes the entire agreement between the parties with respect to this Purchase Plan and supersedes any prior agreements or understandings with regard to this Purchase Plan. If requested, Purchaser shall execute a standard form account agreement with Broker, but in the event of conflict between any provision of such standard form account agreement and this Purchase Plan, the provisions of this Purchase Plan shall control.

5.5.          (a)           All notices to Broker under this Purchase Plan shall be given to                               in the Broker’s compliance office in the manner specified by this Purchase Plan by telephone at                      or email at                     .

(b)           All notices to Purchaser under this Purchase Plan shall be given to Purchaser in the manner specified by this Purchase Plan by email to                      at                     , with a copy to                      at                     .

(c)           All reports of purchases by Broker shall be given to                      at                     , with a copy to                      at                     .

(d)           All such notices and communications may be directed to such other or additional persons or such other addresses for any party or person as may be specified by like notice.

5.6           This Purchase Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5.7           If any provision of this Purchase Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Purchase Plan will continue and remain in full force and effect.

5.8           This Purchase Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Purchase Plan as of the date first written above.

American Entertainment Properties Corp.

By:	/s/ ted papapostolou
Name: Ted Papapostolou
Title: Chief Financial Officer

JEFFERIES LLC

By:	/S/ RACHEL YU
Name: Rachel Yu
Title: COO of Americas Equities

ExHIBIT A

Trading Formula